Exhibit 10.5

SECOND AMENDMENT TO THE

ON SEMICONDUCTOR CORPORATION

AMENDED AND RESTATED

STOCK INCENTIVE PLAN

ON Semiconductor Corporation, a Delaware corporation (the “Company”), previously established the ON Semiconductor Corporation 2000 Stock Incentive Plan, which was most recently amended and restated in its entirety effective as of March 23, 2010 by the adoption of the On Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Plan”). The Plan was approved by the Company’s shareholders at the Company’s 2010 Annual Meeting. At the Company’s 2012 Annual Meeting the Company’s shareholders approved the First Amendment to the Plan to increase the total number of shares of stock available for grant under the Plan by 33,000,000. By adoption of this Second Amendment, the Company now desires to amend the Plan as set forth below.

1. This Second Amendment shall be effective as of the date on which it is approved by the Company’s shareholders at the Company’s 2015 Annual Meeting.

2. Section 2.1(bb) (Definitions – Performance Criteria) of the Plan is hereby amended and restated in its entirety to read as follows:

(bb) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following:

(i) Earnings, Revenue and Cash Flow Metrics: Earnings before interest (income or expense), taxes, depreciation and amortization (“EBITDA”); earnings before interest (income or expense) and taxes (“EBIT”); pre- or after-tax net income; revenue (gross or net); revenue from new products (gross or net); revenue growth; operating income (gross or net); net operating income after taxes (“NOPAT”); operating margin; cash flow; net cash flow; operating cash flow; free cash flow; gross margin; return on net assets; return on shareholders’ equity; return on investment or assets; return on capital; shareholder returns; gross or net profit margin; and earnings per share (diluted and fully diluted).

(ii) Stock Price Metrics: Stock price; Stock price growth; movement and average selling price of Stock; shares of Stock repurchased; dividends; and total shareholder return (“TSR”).

(iii) Debt Related Metrics: Debt coverage ratios; total debt; principle payments on debt; total long-term debt; current liabilities; accounts payable; net current borrowings; interest expense; and credit rating.

(iv) Equity Related Metrics: Retained earnings; total common equity; market capitalization; enterprise value; and total equity.

(v) Expense Metrics: Direct material costs; direct and indirect labor costs; direct and indirect manufacturing costs; costs of goods sold; sales, general and administrative expenses; operating and non-operating expenses; cash and non-cash expenses; tax expenses; and total expenses.

(vi) Asset Utilization Metrics: Cash; excess cash; accounts receivable; cash conversion cycle; work in process inventory; finished goods inventory; current assets; working capital; total capital; fixed assets; total assets; and plant utilization.

(vii) Customer Metrics: Average selling prices; selling prices; market share; customer satisfaction; customer service and care; on time delivery; order fill rate; strategic positioning programs; warranty rates; return rates; new product releases and development; channel performance; and channel inventory.

(viii) Manufacturing Metrics: Unit costs; cycle time; yield; and product quality.

(x) New Product Introduction Metrics: Time to market; number of new products introduced; and return on investment on new products.

(xi) Project-Related Metrics: Completion of major projects.

The Performance Criteria that will be used to establish Performance Goals with respect to any Award other than a Performance Compensation Award that is subject to Article 11 will be set forth in the applicable Award Agreement and will include, but are not limited to, the above-listed Performance Criteria. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use in connection with any Performance Compensation Award for such Performance Period for such Participant.

3. Article 5 (Stock Subject to the Plan) of the Plan is hereby amended by adding the following new Section 5.5 (Stock Subject to the Plan – Annual Limitation on the Number of Shares Subject to Non-Employee Director Awards) to the end thereof to read as follows:

Annual Limitation on the Number of Shares Subject to Non-Employee Director Awards. Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant that is a Non-Employee Director for any one calendar year is forty thousand (40,000) shares of Stock.

4. This Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this 20th day of May, 2015.

ON SEMICONDUCTOR CORPORATION

By:	/s/ MARK N. ROGERS
Mark N. Rogers
Its: Assistant Secretary

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